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                                                                  EXHIBIT 10(mm)


March 4, 1997


W. Gary Liddick
277 Watch Hill Road
Exton, PA 19341

Dear Gary,

This will confirm our discussions regarding the following adjustments to your employment and compensation package, and your continued role as Vice President Finance of Valley Forge Dental Associates, Inc.

         -        Change of base salary to $110,000 effective
                  February 1, 1997
         - Participation in the Valley Forge Dental Associates' Incentive Compensation Program with your annual bonus potential increased from 20% to 25% of your base salary.
         - You will receive 15,000 Valley Forge Dental Associate stock options at a price not to exceed $5.00 per share. These options will have vesting and other terms in accordance with the terms of the Valley Forge Dental Stock Option Plan which will be established.
         -        Your severance payment arrangement will be as
                  follows:
                  -        None for voluntary termination or in the case
                           of termination for cause, i.e., stealing,
                           drugs, insubordination, etc.
                  -        In the case of termination without cause
                           -        Four months of base salary
                           -        Five months of base salary at October 1,
                                    1997
                           -        Six months of base salary at October 1,
                                    1998
                  - Your benefits, car allowance and vacation will continue as they are currently and/or in accordance with the standard policies in place for Valley Forge Dental Associates senior executives.
                  - Other terms of your employment will continue as outlined in the November 16, 1995 and July 23, 1993 employment letters.
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I have enjoyed working with you and look forward to continuing the success of
Valley Forge Dental Associates.

Sincerely,


/s/ Joseph J. Frank
-----------------------
Joseph J. Frank
President and
Chief Operating Officer
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                                November 16, 1995


Mr. W. Gary Liddick
314 South Balderston Drive
Exton, PA  19341

Dear Gary:


         This confirms our conversation regarding changes in your role as a financial executive with the Foster group of companies. For the foreseeable future you will function in dual capacities a) as Vice President of Finance and Chief Financial Officer of Hearing Health Services, Inc., reporting to me and spending approximately 25% of your time until we exit that and b) as Vice President and Controller for our new venture in the dental industry, reporting to Alan Vinick. You will also be next-in-line candidate for the CFO position with our next build. We have made a considerable investment in your development as a financial executive with the Foster group, and welcome your continued involvement. The remuneration changes listed below reflect this:

         -        Change of base salary to $95,000, effective with
                  the next payroll.
         - You will continue to be eligible to participate in a yearly bonus program of up to 20% of your total base salary. This will be measured from objectives developed with Alan Vinick on a quarterly basis as of October 1, 1995 when you got heavily involved with the dental investment. This will be paid on October 31, 1996 or paid pro rata if you shift to the new investment earlier, or paid in a like manner to other Valley Forge Dental Associates management bonus programs.
         -        You will retain your current Hearing Health Services, Inc.
                  benefits, so long as those are in place. We will endeavor to provide comparable benefits (including company-paid family medical coverage) with Valley Forge Dental Associates or the next build when the HHSI benefits are no longer in place.
         - 75% of your salary and benefits and 100% of your bonus will be allocated to the dental venture. Travel and other specific expenses will be charged as appropriate to each company.
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         -        You will continue to vest in your current Hearing
                  Health Services, Inc. stock so long as you carry-out the above related duties.
         - You will be issued immediately 2,500 shares of dental venture founders stock with the following special vesting features:
                  a.       Fully vested one year after you are serving
                           as CFO of a new Foster investment.
                  b.       Fully vested if terminated "not-for-cause".
                           Cause is defined to include breaches of company confidentiality issues, breach of current non-compete provisions as outlined in the July 23, 1993 letter, willful or gross neglect or misconduct resulting in harm to any member of the Companies, or being charged with a felony or a crime involving moral turpitude.
                  c. Not vested if you terminate voluntarily prior to the timing under point a.

         - You will be awarded a $5,000 cash "signup" bonus with the next payroll.
         - You will continue to be eligible for a $15,000 "investment exist" bonus from Hearing Health Services, Inc. so long as you have not terminated employment with a Foster investment, prior to investment exit.

                  Other terms of your employment are reflected in your July 23, 1993 original employment letter.

                  I have enjoyed working with you and look forward to accelerating success together.

                                            Sincerely,

                                            /s/ Stephen F. Nagy
                                            --------------------------
                                                Stephen F. Nagy


Accepted and Agreed To:


/s/ W. Gary Liddick
-----------------------
    W. Gary Liddick

cc:      Doug Gill
         Alan Vinick
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July 23, 1993


Mr. W. Gary Liddick
314 South Balderston Drive
Exton, PA  19341

Dear Gary:

I am pleased to revise our offer to you based on our discussions today for the position of Vice President of Finance and Chief Financial Officer of Hearing Health Services, Inc.

Your annual base salary will be $92,000, paid bi-weekly. You will be eligible to participate in a yearly bonus program of up to 20% of your base salary. Participation will begin for the 1994 fiscal year. The prevailing bonus plan rules may be revised for the 1994 fiscal year, thus the specifics may not be available until we complete the 1994 budget plan.

In addition, you will receive a monthly auto allowance of $500, which will be included in the first paycheck of each month.

You will also receive 20,000 shares of Hearing Health Services, Inc. stock which vests over five years.

If the company terminates without due cause your employment after one year of work, you will be eligible for three months of severance pay. Severance is not available if you are terminated for due cause.

You are eligible to receive all Hearing Health Services, Inc. standard medical and dental insurance (see enclosed booklet). You will also receive vacation in accordance with standard company policy.

Your responsibilities will include full financial management of the Company, as well as the present and future development. We will further discuss details of your responsibilities as appropriate.

You will report directly to me.

Your effective start date will be TBD, 1993.

Needless to say, I am very excited about working with you. Welcome to the company! I wish you well in your new position.
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                                                                               6



/s/ Lee Leslie                         /s/ W. Gary Liddick
--------------------------             -------------------------
PRESIDENT                              ACCEPTED BY:
LEE LESLIE                             W. GARY LIDDICK


Date: ____________________             Date: ___________________


         NOTE: Attached is a non-compete agreement. Please complete and return with a copy of this signed and dated acceptance.